Exhibit 10.14

CYBERSOURCE CORPORATION ORAL EMPLOYMENT AGREEMENTS

WITH DIRECTORS AND NAMED EXECUTIVE OFFICERS

Arrangements with Named Executive Officers

Certain named executive officers have oral employment arrangements with the Company as follows:

Name	Title	Base Salary	Employment Term
William S. McKiernan	Chairman and Chief Executive Officer	$300,000	At-will

Robert J. Ford	Executive Vice President, Product Development and Chief Technology Officer	$225,000	At-will

Steven D. Pellizzer	Vice President, Finance and Chief Financial Officer	$200,000	At-will

Michael A. Walsh	Vice President, Worldwide Sales	$200,000	At-will

In addition, such officers are eligible to receive for each quarter in 2005 a cash bonus equal to 3% to 5% of such officer’s annual base salary if the Company exceeds certain corporate profit milestones for that quarter.

Arrangements with Non-Employee Directors

Each non-employee member of the Board of Directors of the Company is eligible to receive compensation, for 2005, as follows:

Annual retainer for each non-employee member of the Board	$5,000 and an option to purchase 10,000 shares of Common Stock of the Company

Annual retainer for serving as the lead outside director	An option to purchase 5,000 shares of Common Stock of the Company

Annual retainer for each non-employee member of Board Committee	$1,000 per Board Committee and an option to purchase 2,000 shares of Common Stock of the Company

Annual retainer for serving as a non-employee Chair of a Board Committee	$1,000 (in addition to the standard Board Committee retainer) and an option to purchase 5,000 shares of Common Stock of the Company (in lieu of the standard Board Committee option)

All options to non-employee directors are discretionary grants pursuant to the Company’s 1999 Stock Option Plan.